150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

DRONE AVIATION HOLDING CORP.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS, the board of directors believes it to be advisable and in the best interests of the corporation to withdraw the Certificate of Designation of the Company's previously designated ___ shares of Series __ Convertible Preferred Stock as no shares of this series of preferred stock is issued or outstanding.

RESOLVE, that the proper officers of the Company execute and file with the Nevada Secretary of State a Certificate of Withdrawal of Certificate of Designation of Preferences, Rights and Limitations of Series __ Convertible Preferred Stock.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X ________________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.